INSIDER TRADING POLICY Effective: 06.26.2015 Last Updated: 01.29.2025 COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.014.23-v1.1 1

Insider Trading Policy TABLE OF CONTENTS I. Key Takeaways II. Background III. Related Laws IV. Scope V. Policy A. Don’t Trade on Material Nonpublic Information B. 20/20 Hindsight C. Handle Material Nonpublic Information with Care D. Strictly Prohibited Activities E. Permitted Activities F. Pre-Clearance Requirement G. Blackout Periods H. Section 16 Individuals I. Insider Trading Penalties J. Compliance with this Insider Trading Policy VI. Policy Governance VII. Relevant Links & Contact Information VIII. Approval & Policy History IX. Appendix COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 2

Insider Trading Policy I. KEY TAKEAWAYS 1. What is Insider Trading? The act of improperly using Material Nonpublic Information to buy or sell securities or passing such information to others so that they may trade on it. Such securities include, but are not limited to, common stock, options to purchase common stock, preferred stock, bonds and convertible securities, as well as derivative securities relating to any of the company’s securities, whether or not issued by the Company. 2. What is Material Nonpublic Information? Material Nonpublic Information includes any information that has not been widely disclosed to the general public and would be considered important by a reasonable investor in deciding to buy, hold, or sell securities. This includes information about the Company, its customers, partners and competitors, and other companies with which we have relationships. Material Nonpublic Information is not limited to historical facts and may include information about an event that may occur in the future. 3. Don't Trade on Material Nonpublic Information. We maintain trust with our investors and the public by respecting securities laws, which means trading while in possession of Material Nonpublic Information is strictly prohibited. 4. Be Aware of Your Obligations. The ultimate responsibility for complying with securities laws and not misusing Material Nonpublic Information rests with each and every AppFolian. This Insider Trading Policy (this “Policy”) exists to protect our employees and, ultimately, AppFolio itself. 5. Speak Up. If you are unsure whether you possess Material Nonpublic Information that may improperly influence a future investment decision or transaction, or inadvertently disclose Material Nonpublic Information either internally or externally, please contact the Compliance & Ethics team so that we can take steps to protect AppFolio and all parties involved. You can also ask a question or raise a concern anonymously at helpline.appfolio.com . COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 3

Insider Trading Policy II. BACKGROUND AppFolio, Inc. and its subsidiaries (“AppFolio” or “Company”) are committed to promoting high standards of ethical business conduct in everything we do. As part of your responsibilities, you may obtain access to confidential and/or Material Nonpublic Information about AppFolio, our customers, and our business partners. We have a responsibility to avoid using this information for personal gain or communicating it to anyone outside AppFolio. This Policy sets out AppFolio’s rules to reduce the risk of insider trading and the guidelines for appropriately handling Material Nonpublic Information. It also supports the general principles in our Code of Business Conduct & Ethics . However, the ultimate responsibility for complying with securities laws and avoiding improper use of AppFolio’s Material Nonpublic Information rests with each and every AppFolian. III. RELATED LAWS Federal and state laws, such as the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibit the purchase or sale of securities while aware of Material Nonpublic Information or the disclosure of Material Nonpublic Information to others who then trade on that information. The Securities and Exchange Commission (“SEC”), U.S. Attorneys, and state authorities vigorously pursue insider trading violations. Punishment for insider trading violations is severe, and could include significant fines and, in extreme cases, imprisonment. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. IV. SCOPE This Policy applies to all members of AppFolio’s Board of Directors, and to all of its employees, officers, designated independent contractors and agents, as well as their family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, any family members who do not live in their household but COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 4

Insider Trading Policy whose transactions in Company securities are directed by them or are subject to their influence or control, such as parents or children who consult with them before they trade in Company securities, and entities controlled by a person covered by this Policy (collectively, “Insiders”). In addition, this Policy applies to the Company itself when conducting transactions in its own securities (e.g., share repurchase transactions). The Company may also determine that other people should be designated Insiders from time-to-time. This Policy continues to apply to transactions in the Company’s securities after termination of service to the Company because the risks of violating insider trading laws remain intact notwithstanding the separation. If (i) an individual is in possession of Material Nonpublic Information when his or her service terminates; and/or (ii) the Company’s trading window is closed at the time of termination, then the individual may not trade in the Company’s securities until any such Material Nonpublic Information has become public or is no longer material and/or the Company’s trading window has opened. V. POLICY A. Don’t Trade on Material Nonpublic Information We do not engage in insider trading. We maintain trust with our investors and the public by respecting securities laws, which means we do not trade based on Material Nonpublic Information. You may not, directly or indirectly (through family members or other persons or entities), sell, offer to sell, or buy any AppFolio securities when in possession of Material Nonpublic Information. This includes sales of shares received upon exercise of stock options or upon vesting of restricted stock. Please see the Pre-Clearance Requirement section of this Policy for additional information on how to properly trade AppFolio securities. You may not recommend the purchase or sale of any securities when in possession of Material Nonpublic information. In addition, you may not engage in transactions involving the securities of any other company if you are aware of Material Nonpublic Information about that company. 1. What is Insider Trading? Insider trading is the act of improperly using Material Nonpublic Information to buy or sell securities or pass the information to others to trade on. COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 5

Insider Trading Policy 2. What is Material Nonpublic Information? Material Nonpublic Information includes any information that has not been widely disclosed to the general public and is likely to influence a reasonable investor or that a reasonable investor would consider important in deciding to buy, hold or sell securities. This includes information about the Company, its customers, partners and competitors, and other companies with which we have relationships. Material Nonpublic Information is not limited to historical facts and may include projections, forecasts, or information about an event that has not happened, but may occur in the future. With respect to a future event, such as a strategic transaction or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of its expected effect on a company’s operations or stock price. Thus, information concerning an event that would have a material effect on the Company or its stock price, such as a strategic transaction, may be material even if the probability that the event will occur is relatively low. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been broadly disseminated in a manner designed to reach investors generally, and the investors must be given time to absorb the information. Examples of confidential information that may be Material Nonpublic Information: ● Upcoming, unannounced financial earnings; ● Business plans or budgets; ● Significant corporate events, such as significant strategic shifts, a future merger, joint venture, or investment; ● Changes in executive leadership, the board of directors, or independent auditors; ● Information about other companies, such as AppFolio’s customers or business partners, that you have access to through your affiliation with AppFolio; or ● Any information that can have a significant impact on guidance, financial forecasts or stock. B. 20/20 Hindsight COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 6

Insider Trading Policy If securities transactions ever become the subject of scrutiny, they will be evaluated by enforcement authorities or others after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, an Insider should carefully consider whether the information is material or public and how the transaction may be construed in the bright light of regulatory or investigatory hindsight. C. Handle Material Nonpublic Information with Care AppFolio is committed to safeguarding the confidentiality of its internal proprietary information – this is of the utmost importance when managing Material Nonpublic Information. ● You may not disclose Material Nonpublic Information concerning AppFolio to others (“ tipping ”). This includes immediate and household family members, or any person or entity not authorized to receive such information (“Outsiders”), who may buy or sell securities in response. ● Any information that could reasonably be expected to affect the market for AppFolio’s securities should be kept strictly confidential until such information is publicly disclosed. ● Access to Material Nonpublic Information and other confidential information should be limited, and access to certain confidential information is subject to manager approval. ● You should never discuss or disclose Material Nonpublic Information with or in the presence of anyone outside of AppFolio, unless that person has previously signed an appropriate confidentiality agreement approved by the Compliance & Ethics team. ● We are each individually responsible for adhering to this Policy and ensuring that our Material Nonpublic Information is strictly maintained within AppFolio. If you have knowledge of any Material Nonpublic Information about AppFolio, our customers or our business partners, it is your responsibility to preserve its confidentiality until it is publicly disclosed. All Material Nonpublic Information and the disclosure thereof are subject to AppFolio’s Regulation FD Policy . 1. Do Not Disclose Confidential or Material Nonpublic Information We do not make confidential information, including Material Nonpublic Information, about AppFolio publicly available (including by posting on COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 7

Insider Trading Policy social media sites) unless specifically authorized in writing to do so. Please review AppFolio’s Regulation FD Policy and the Social Media Policy in the Employee Handbook for more information. If you inadvertently disclose Material Nonpublic Information to someone outside the Company, you must promptly inform the Compliance & Ethics team so that we may take steps to protect the individual(s) involved as well as AppFolio itself. 2. Responding to Outside Inquiries for Information If you receive an inquiry from someone outside of AppFolio for information, you should refer the inquiry to the Compliance & Ethics team immediately. Under the SEC’s Fair Disclosure Regulation (“Regulation FD”), public companies cannot selectively disclose Material Nonpublic Information; if they do, whether intentionally or inadvertently, they must take steps to either preclude trading for affected individuals and enter into confidentiality arrangements or broadly disclose the information to the public markets. Violations of this regulation can result in severe monetary penalties. AppFolio has defined procedures for these matters in compliance with applicable law. Regulation FD prohibits selective disclosure to the following persons: ● Broker-dealers and persons associated with broker-dealers, including investment analysts. ● Investment advisers, institutional investment managers and their affiliates. ● Investment companies, hedge funds, and their affiliates. ● Any existing securityholder or other person under circumstances in which it is reasonably foreseeable that the person would purchase or sell the Company’s securities on the basis of the information. Please see AppFolio’s Regulation FD Policy for more information. 3. Do Not Engage with Expert Networks Communicating with representatives from expert networks creates real risk for AppFolio and for you individually. Even if the contact says you COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 8

Insider Trading Policy won’t be asked about AppFolio’s confidential or proprietary information, you may find yourself in a situation where these types of questions come up. Further, you have no idea how the information you provide is going to be used. Avoid speaking to expert networks whenever possible. D. Strictly Prohibited Activities AppFolio has determined there is heightened legal and reputational risk if Insiders engage in the following types of activities, and they are therefore strictly prohibited. 1. Short Sales. Short selling is when a trader borrows shares and sells them in the hope of buying the shares back at a later time for a lower price. You may not at any time sell AppFolio securities that are not owned by you at the time of the sale (i.e., the securities must be borrowed to make a delivery). Short sales signal a general lack of confidence in AppFolio and are effectively a bet against AppFolio’s success and can reduce the seller’s incentive to improve AppFolio’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading. 2. Publicly-Traded Options. Publicly-traded options are derivative securities, such as put or call options that relate to the future price of Company securities. Transactions in options may create the appearance that an Insider is trading based on Material Nonpublic Information and focus an Insider's attention on short-term performance at the expense of AppFolio’s long-term objectives. Accordingly, transactions in AppFolio put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy. 3. Hedging. A hedge works by holding an investment that will move in the opposite direction of the core investment, so that if the core investment declines, the investment hedge will offset or limit the overall loss. You may not buy or sell puts, calls, other derivative securities of AppFolio or any derivative securities that provide the economic equivalent of ownership of any of AppFolio’s securities or an opportunity, direct or indirect, to profit from any change in the value of AppFolio’s securities or engage in any other hedging transaction with respect to AppFolio’s securities at any time. 4. Short-Term Speculation. Short-term speculation is an investment strategy with a goal of making a quick profit by taking advantage of price fluctuations in the market. You may not engage in short-term and speculative trading in AppFolio securities that can create an appearance of impropriety, particularly if the trading occurs before AppFolio’s announcement of information that was previously Material Nonpublic Information COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 9

Insider Trading Policy or is followed by unusual activity or price changes in AppFolio’s stock. These types of transactions can also result in inadvertent violations of insider trading laws. 5. Pledged Securities or Margin Accounts. Pledged securities and margin accounts include purchasing or holding AppFolio securities on margin or using securities as collateral for loans. You may not purchase AppFolio securities on margin, hold AppFolio securities in a margin account, or pledge AppFolio securities as collateral for a loan. In the event of a margin call or default on the loan, the broker or lender could sell the shares at a time when the Insider is in possession of Material Nonpublic Information, resulting in liability for insider trading. The Chief Compliance Officer, with approval of the Chief Legal Officer, may make exceptions to this prohibition on a case-by-case basis by pre-approval in writing, but these exceptions are exceedingly rare and will be sparingly granted only in appropriate circumstances. 6. Transactions in Other Company Securities. No Insider may trade in securities of another company if the Insider is in possession of Material Nonpublic Information about that other company that the Insider learned about as a result of his or her employment or association with AppFolio. E. Permitted Activities Prohibitions under this Policy do not include any of the following activities: 1. Vested Stock Options. The exercise of vested stock options, either on a “cash for stock” or “stock for stock” basis, where no AppFolio stock is sold to fund the option exercise. While vested stock options may be exercised at any time, the sale of any stock acquired through such exercise is subject to this Policy. 2. Receipt of Stock. The receipt of Company stock upon vesting of restricted stock, as well as the withholding of Company stock by the Company in payment of tax obligations. 3. 10b5-1 Plan. AppFolio securities purchased or sold under a Rule 10b5-1 Trading Plan (“10b5-1 Plan”) that has been approved in advance by the Chief Compliance Officer. A 10b5-1 Plan must: a. Be submitted to the Chief Compliance Officer for review and approval; COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 10

Insider Trading Policy b. Be entered into in good faith by the Insider. The Insider is required to act in good faith throughout the duration of the entire plan; c. Be entered into at a time when the Insider was not in possession of Material Nonpublic Information about AppFolio or AppFolio securities; d. Give a third party (that does not possess Material Nonpublic Information) the discretionary authority to execute the transactions, outside the control of the Insider, or, in the alternative, explicitly specify the security or securities to be purchased or sold, the number of shares, the prices and/or dates of transactions, or other formula(s) describing such transactions; and e. Adhere to all cooling off period requirements. Please see the 10b5-1 Plan Procedure for more details about the requirements of 10b5-1 Plans. 4. Trust Transfers. The transfer of AppFolio stock by an Insider into a trust for which the Insider is a trustee, or from the trust back into the name of the Insider. 5. Gifts. Bona fide gifts, including donations to bona fide charitable organizations, unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the Insider is aware of Material Nonpublic Information, or if the person making the gift or donation is subject to the restrictions set forth in Section F, Pre-Clearance Requirement, and the sales by the recipient occur during a blackout period. 6. Mutual Funds . Purchases and sales of mutual funds, exchange traded funds, or other investment entities that invest in securities of AppFolio and with respect to which the Insider is a passive investor and has no rights to the voting, disposition, purchases, or sales of any AppFolio securities by any such entity. F. Pre-Clearance Requirement AppFolio has a pre-clearance process in place to help comply with this Policy and manage insider trading risks. Certain Insiders with a higher likelihood of exposure to potential Material Nonpublic Information are required to obtain pre-clearance for transactions. Please see the Pre-Clearance Procedure for important guidance on who is required to request pre-clearance and the pre-clearance process. AppFolio COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 11

Insider Trading Policy has no obligation to approve pre-clearance requests and may deny requests at its discretion. Employees who do not require pre-clearance may be automatically pre-cleared to trade any shares currently held in their AppFolio stock plan account if the transaction occurs within an open trading window. Regardless of whether or not you are pre-cleared to trade, all employees are prohibited from trading while in possession of Material Nonpublic Information. G. Blackout Periods To help protect you and AppFolio from insider trading violations, AppFolio has a policy that establishes periods during which Insiders are not allowed to trade AppFolio stock. 1. Regular Blackout Periods. These blackout periods occur quarterly and align with the public release of information relating to AppFolio’s financial results. Holders of AppFolio stock can only transact during open trading windows which take place during the period beginning 24 hours after the public release of quarterly or annual financial results and ending after market close on the 15th calendar day of the last month in any calendar quarter after the public release of such information. 2. Special Blackout Periods. From time to time, the Chief Compliance Officer, with the approval of the Chief Legal Officer, may determine that a special blackout period should be imposed on some or all Insiders, even if a regular blackout period is not in effect, due to the existence, or potential existence, of Material Nonpublic Information. The existence of a special blackout period should be considered confidential information and Insiders are prohibited from communicating the existence of a special blackout period to anyone who is not an Insider. 3. Hardship Transactions. The Chief Compliance Officer may, on a case-by case basis, authorize trading AppFolio securities outside of the applicable trading window due to financial hardship or other hardships only after: a. The Insider has notified the Chief Compliance Officer in writing of the circumstances of the hardship and the amount and nature of the proposed trade(s); b. The Insider has certified to the Chief Compliance Officer in writing no earlier than two business days prior to the proposed trade(s) that COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 12

Insider Trading Policy he or she is not in possession of Material Nonpublic Information concerning AppFolio; and c. The Chief Compliance Officer has approved the trade(s) and has certified the approval in writing. H. Section 16 Individuals Special rules, restrictions, and reporting requirements apply to individuals subject to Section 16 of the Exchange Act. All such individuals must abide by the requirements of Section 16. AppFolio provides support to help such individuals comply with their Section 16 obligations, however, compliance with Section 16 is an individual responsibility and AppFolio is not responsible if an individual fails to comply. I. Insider Trading Penalties We take compliance with this Policy very seriously. Penalties for violating insider trading laws can be severe, both for individuals and AppFolio. 1. Individual Penalties. An Insider who engages in insider trading can face criminal fines up to several times the amount of profits gained or loss avoided and, in extreme cases, criminal prosecution and prison time. 2. Company or “Control Person” Penalties. Individuals and entities considered to be "control persons" who knew or recklessly disregarded the fact that a "controlled person" was likely to engage in insider trading also may be civilly liable. “Control persons" can face fines for up to the greater of (a) $1.0 million or (b) three times the amount of the profits gained or loss avoided. J. Compliance with this Insider Trading Policy Failure to comply with this Policy may result in disciplinary action, including termination of employment, regardless of whether your failure to comply results in a violation of the law. COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 13

Insider Trading Policy VI. POLICY GOVERNANCE The Board of Directors of the Company (the “Board”) has delegated to its Audit Committee (the “Audit Committee”) the responsibility of overseeing and interpreting this Policy. The Audit Committee may from time to time recommend to the Board changes to this Policy. All changes to this Policy must be approved by the Board. This Policy will be managed by the Company’s Compliance & Ethics team. VII. RELEVANT LINKS & CONTACT INFORMATION ● Code of Business Conduct & Ethics - Avoiding Insider Trading ● Regulation FD Policy ● Conflicts of Interest Policy ● AppFolio Stockholder Communication Policy ● Whistleblower & Reporting Suspected Violations Policy ● Pre-Clearance Procedure ● 10b5-1 Plan Procedure Contact Information for the Chief Compliance Officer: compliance@appfolio.com To file an anonymous report using AppFolio’s Helpline: Email: helpline.appfolio.com Call: (800) 461-9330 Text: (805) 303-8360 COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 14

Insider Trading Policy

VIII. APPROVAL & POLICY HISTORY

Date	Approved by	Description
06-26-2015	Board of Directors	Insider Trading Policy released when AppFolio, Inc. went public.
11-02-2017	Board of Directors	Amended and Restated Insider Trading Policy released. Chief Legal Officer participated in revisions of the Policy.
04-26-2023	Board of Directors	Insider Trading Policy_v1.0 released. Legal and Compliance and Chief Legal Officer updated Policy to include 10b5-1 updates, stylistic edits, and FAQs.
01-29-2025	Board of Directors	Insider Trading Policy_v1.1. Added express statement this Policy applies to AppFolio. Updated team name from "Legal & Compliance" to "Compliance & Ethics."

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Insider Trading Policy IX. APPENDIX A. Do’s and Don’ts Do’s Don’ts ● Tell the Compliance & Ethics team immediately if you inadvertently disclose Material Nonpublic Information about AppFolio to an Outsider. ● Know the rules surrounding AppFolio’s open window and blackout periods and how to obtain pre-clearance before buying or selling securities ● Contact the Compliance & Ethics team before buying or selling AppFolio securities if you are uncertain if you are in possession of Material Nonpublic Information. ● Buy or sell AppFolio securities based on Material Nonpublic Information. ● Share “tips” regarding AppFolio’s Material Nonpublic Information with anyone (including family, friends or brokers). ● Buy or sell AppFolio securities during blackout periods or around the time of a significant company announcement. ● Buy or sell the securities of other companies if you possess Material Nonpublic Information about those companies through your work at AppFolio. B. FAQs Q: A family member owns stock in a company that happens to be one of AppFolio’s customers. While in a meeting with that customer, I learned their company is undergoing a merger. This could affect some trades she is considering. Can I share that information with her? COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 16

Insider Trading Policy No. It’s likely that information has not been made public yet, and sharing it would be sharing Material Nonpublic Information. Tipping off your sister to help her financial decision-making is illegal and could result in serious penalties. Q: In an All Company Meeting, I learned that AppFolio is planning to acquire another publicly traded company. Can I purchase stock in that company? A: No. Acting on this information is considered insider trading and is prohibited. Q: I’m planning on selling my vested Restricted Stock Units during the next open trading window. A colleague with access to AppFolio’s financials shared information about AppFolio’s performance with me last month that is giving me second thoughts about my decision. What should I do? A: Contact the Compliance & Ethics team for further guidance. Q: If an employee no longer works at AppFolio, are they still required to comply with these rules? A: Yes. This Policy applies even after your employment with AppFolio ends. You are expected to keep all Material Nonpublic Information you learn about AppFolio confidential until that information has become public or is no longer material. Q: I was contacted by an agency conducting market research on trends in the property management industry. Can I share information with that agency? A: No. Do not engage with companies looking to obtain confidential information about AppFolio, its customers or its partners. If you have been contacted by a company seeking information, contact the Compliance & Ethics team for guidance. Q: I am not on any teams required to obtain pre-clearance, but I’m planning to trade AppFolio securities outside of my equity plan. Do I still need to go through the pre-clearance process? A: Yes. If you are planning to trade outside of your stock plan or AppFolio’s stock plan manager, you must send your request to pre-clearance@appfolio.com. The pre-clearance process helps reduce risk for you and AppFolio — always remember to pre-clear your trades! C. Definitions COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 17

Insider Trading Policy 10b5-1 Plan. A contract to purchase or sell securities according to a written instruction established prior to making any transactions. Rule 10b5-1 provides an affirmative defense to insider trading allegations under federal law for transactions executed pursuant to a valid 10b5-1 Plan. Insiders. All members of AppFolio’s Board of Directors, employees, officers, designated independent contractors and agents, as well as their family members who reside with them (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in their household, any family members who do not live in their household but whose transactions in Company securities are directed by them or are subject to their influence or control, such as parents or children who consult with them before they trade in Company securities, and entities controlled by a person covered by this Policy (“Insiders”). The Company may also determine that other people should be designated Insiders from time-to-time. Material Nonpublic Information . Any information that has not been widely disclosed to the general public and is likely to influence a reasonable investor or that a reasonable investor would consider important in deciding to buy, hold or sell securities. This includes information about the Company, its customers, partners and competitors, and other companies with which we have relationships. Material Nonpublic Information is not limited to historical facts and may include projections, forecasts, or information about an event that has not happened, but may occur in the future. With respect to a future event, such as a strategic transaction or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of its expected effect on a company’s operations or stock price. Thus, information concerning an event that would have a material effect on the Company or its stock price, such as a strategic transaction, may be material even if the probability that the event will occur is relatively low. The fact that information has been disclosed to a few members of the public does not make it public for insider trading purposes. To be “public” the information must have been broadly disseminated in a manner designed to reach investors generally, and the investors must be given time to absorb the information. Examples of confidential information that may be Material Nonpublic Information: ● Upcoming, unannounced financial earnings ● Business plans or budgets ● Significant corporate events, such as significant strategic shifts, a future merger, joint venture, or investment COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 18

Insider Trading Policy ● Changes in executive leadership, the board of directors, or independent auditors ● Information about other companies, such as AppFolio’s customers or business partners, that you have access to through your affiliation with AppFolio ● Any information that can have a significant impact on financial forecasts or stock price Outsider. Any person or entity not authorized to receive Material Nonpublic Information. Section 16 Individual. Section 16 is a rule promulgated under the Exchange Act that articulates the regulatory filing responsibilities for any officers, directors, or stockholders who possess stock that directly or indirectly results in beneficial ownership of more than 10% of the company’s common stock or other class of equity. Securities. Common stock, and any other type of company securities that are convertible into common stock, such as convertible debentures, warrants and other derivative securities, including securities not issued by the company. Transactions. Sales, purchases, exchanges, pledges, options, hedges, puts, calls, short sales, and any other transaction in AppFolio’s securities for purposes of making a profit. COMPANY CONFIDENTIAL | FOR INTERNAL USE ONLY | DO NOT COPY Compliance & Ethics-AppFolio-INSIDER TRADING POLICY-2025.01.23-v1.1 19